Exhibit 99.1

To Our Unit Holders:

Fiscal 2011

The past fiscal year has been one of both successes and challenges for ABE. As an industry, ethanol experienced large increases in commodity prices and faced uncertainty related to the elimination of the VEETC credit. As a company, we completed the successful installation of assets to improve the profitability of our business, and were challenged with issues specific to geographic markets as well as unseasonable weather conditions.

Our plant in Fairmont, Nebraska had a record production year running at over 115% of nameplate production in Fiscal

2011, while maintaining the highest average corn to ethanol yield in the plant’s operating history. Our Fairmont plant continues to benefit from its efficiency as a unit train shipper with short turn times, and a truck market yielding premium pricing for dried distillers grains. As part of our continued effort to increase the profitability of our assets, we installed corn oil extraction at our Fairmont location which began production in August 2011. This project has been a great success and exceeded our expectations with a quick payback in the first six months of operations.

Our South Dakota assets faced a much more challenging environment in Fiscal 2011. We dealt with depressed pricing in the market for distillers grain in South Dakota, and the corn basis advantage we generally see in the South Dakota market was not present in Fiscal 2011. Additionally, our South Dakota plants battled issues related to a summer with record heat and limited plant cooling capacity, which creates challenges in the temperature sensitive ethanol process. However, despite the challenges in Fiscal 2011, we have also made a lot of progress. This progress has come in the form of process changes, the use of new technologies, consistency in operating parameters, and management changes. We continue to see the benefits of these improvements and expect good performance from the South Dakota assets in Fiscal 2012 and beyond.

Looking Ahead

As a company, we recognize that efficiency drives profitability. We are focused on business initiatives that will lead to increased profitability and ultimately, more value for our unit holders. We have made great strides toward improved corn to ethanol yields at each of our facilities over the last several months, and continue to search out efficient ways to get more from our inputs. We are currently installing an eighth fermentation tank at our Fairmont plant which will increase our fermentation capacity by more than 14%. We expect the additional fermenter to generate improvements in corn to ethanol yield while maintaining current production rates, as well as the potential for additional production capacity. Our second installation of corn oil extraction is also well underway at our plant in Aberdeen, South Dakota, with an expected completion date of early April 2012, which will allow us to gain more value from the co-products we produce.

We continue to receive inquiries regarding cash distributions to our unit holders. Due to the current structure of our debt agreements, until we meet certain thresholds for each of our Senior Lenders, the majority of excess cash is going directly toward the payment of mandatory debt sweeps, limiting our ability to consider cash distributions to unit holders. We realize the importance that cash distributions played in the decision to invest in ABE for many of our unit holders. However, our focus over the past three fiscal years has been on the reduction of total debt, investment in new technology to improve profitability, and building working capital to effectively operate in a volatile commodity environment. Cash in excess of our working capital needs is applied first to required debt service and sweep payments, and only after those requirements have been met are we able to consider distribution payments.

The improvements we make in the profitability of our plants will continue to benefit our capital structure as we pay down long-term debt, with every dollar of debt paid creating additional value for our unit holders. In Fiscal 2011, we paid off $17.9 million in long-term debt including mandatory principal and debt sweep payments. Additionally, we made debt sweep payments in December of 2011 (first quarter of Fiscal 2012) of $7.3 million. Based on current projections, we expect our consolidated long-term debt level to reach approximately $100 million by the end of calendar 2012; a remarkable improvement from the debt levels of over $220 million we faced only a few years ago. We also have a strong working capital position which allows us to weather market volatility. At the end of Fiscal 2011, our consolidated working capital was $27.7 million and had increased to $36.2 million by the end of December 2011.

The start of our fiscal 2012 (October 2011) saw an industry with strong margins as a result of strong ethanol demand. This was primarily fueled by the ethanol VEETC and biodiesel blender’s credit which expired on December 31, 2011, along with the 54 cpg tariff on imported ethanol, causing production to rise to meet increased near-term demand. This sharp increase in demand brought about sharp increases in inventory levels as we moved into January 2012. High ethanol inventories post VEETC, combined with a seasonally sluggish gasoline demand, drove a sharp decline in margins in the second half of December 2011 and continued into the first calendar quarter of 2012, which is generally our weakest quarter even without these additional factors.

We continue to experience depressed margins, and expect tight to negative margins to continue into April as ethanol inventories are depleted and the market is challenged with returning balance to supply and demand. We expect stronger margins as we approach the summer driving season and balance returns to the market. The expectation that Brazilian ethanol will hit California in 2012 will be an additional challenge to the ethanol market. However, we expect 2012 ethanol demand to be supported by the continued adoption of E15 by the market, exports of ethanol, and additional blender pump installations providing for mid-level blends which will continue to drive new demand.

We know the future of our company will be faced with continued market volatility and uncertainty around potential legislative changes that could affect the ethanol industry. However, we believe we are well-positioned to meet the challenges of the months ahead through practical risk management strategies, intelligent operation of our plants, and the addition of new technologies as they make sense for our business.

We are excited and optimistic about the future of ABE and would like to thank all of our constituents for their continued support.

Sincerely,

/s/ Richard R. Peterson

Richard R. Peterson

CEO